Exhibit 10.5

COMMUNITY BANK OF THE CHESAPEAKE
RETIREMENT PLAN FOR DIRECTORS
(As amended and restated)

This amended, restated and renamed “Community Bank of the Chesapeake Retirement Plan for Directors” (the “Plan”) is adopted by the Community Bank of the Chesapeake for the benefit of directors. The purpose of the Plan is to provide a retirement benefit and to offer participants an opportunity to elect to defer the receipt of compensation pursuant to section 451 of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan provides benefits only to independent contractors and, thus, is exempt from the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE I
Definitions

1.1 “Agreement” shall mean the Deferred Compensation Agreement attached hereto as Exhibit A.

1.2 “Bank” shall mean Community Bank of the Chesapeake, or any successor thereto.

1.3 “Beneficiary” shall mean the Participant’s beneficiary designated pursuant to Article V of the Plan.

1.4 “Benefit Percentage” shall be determined based on the Participant’s completed calendar years of service on the Board as a non-employee Director, whether before or after the Effective Date, and shall be determined according to the following schedule:

Participant’s Full Years of Service	Participant’s Benefit Percentage
Less than 5	0%
5 to 9	33-1/3%
10 to 14	66-2/3%
15 or More	100%

1.5 “Board” shall mean the Board of Directors of the Bank.

1.6 “Cause” shall mean removal of a Director from service due to the following:

(i)   indictment for, or conviction of, a criminal offense involving dishonesty or breach of trust resulting in a potential or actual penalty of imprisonment for one year or more;

(ii)   the issuance by a banking agency of a cease and desist order for conduct involving dishonesty or breach of trust that is final and not subject to appeal; or

(iii)   a finding by a regulatory agency whose decision is final of a violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

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1.7 “Change in Control” means the occurrence of a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Treas. Reg. section 1.409A-3(i)(5). In addition, for purposes of vesting only, “Change in Control” also shall mean the occurrence of any of the following:

(i)   Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

(ii)   Acquisition of Significant Share Ownership: A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns fifty percent (50%) or more of its outstanding voting securities;

(iii)  Change in Composition of the Board of Directors: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (iii) each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least three-fourths (3/4) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or

(iv)  Sale of Assets: The Company sells to a third party all or substantially all of its assets.

1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.9 “Company” shall mean The Community Financial Corporation, or any successor thereto.

1.10 “Deferral Account” or “Account” shall have the meaning set forth in Section 5.2 of Article V of the Plan.

1.11 “Designation Date” means the date or dates as of which a designation of deemed investment directions by an individual pursuant to Section 5.5, or any change in a prior designation of deemed investment directions by an individual pursuant to Section 5.5, shall become effective. The Designation Dates in any Plan Year shall be designated by the Bank.

1.12 “Director” shall mean a non-employee member of the Board of Directors of the Bank and/or the Company.

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1.13 “Disability” means a Director’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

1.14 “Effective Date” shall have the meaning set forth in Article XVIII.

1.15 “Participant” means anyone who is a Director at any time on or after the Effective

Date.

1.16 “Return on Equity (ROE)” means net income available to common shareholders divided by common equity, as determined by the Bank, in its sole discretion, in accordance with generally accepted accounting principles (GAAP).

1.17 “Separation (or Separates) from Service” means the date there is a good-faith and complete termination of the contract to provide director services (i.e., the Participant does not anticipate any continued director services, a renewal of a contract to provide director services, and does not anticipate that he or she will become an employee).

1.18 “Plan” shall mean this Community Bank of Tri-county Retirement Plan for Directors.

1.19 “Surviving Spouse” shall mean the spouse of a Director at the time of the Director’s death, provided the Director and spouse are not then legally separated or divorced.

1.20 “Valuation Date” means the last day of each Plan Year quarter and any other date that the Bank, in its sole discretion, designates as a Valuation Date.

1.21 “Vested Percentage” shall be determined based on the number of the Participant’s full years of service as a non-employee Director, and shall be determined according to the following schedule:

Participant’s	Participant’s
Full Years of Service	Vested Percentage
Less than 1	33-1/3%
1	66-2/3%
2 or more	100%

Notwithstanding the foregoing, a Participant’s Vested Percentage shall increase to 100% in the event he Separates from Service for any reason after attaining age 72 or incurring a Disability, as determined by the Board.

ARTICLE II
Retirement Benefits

2.1 In the event of a Participant’s Separation from Service for any reason other than Cause, death or Disability, the Participant shall be entitled to receive an annual benefit for ten (10) years in an amount equal to the product of (i) the Participant’s Benefit Percentage, (ii) the Participant’s Vested Percentage, and (iii) $3,500 (subject to adjustment by the Board) (the “Retirement Benefits”).

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The Retirement Benefits due under this Article shall begin on the first day of the second month following the date of the Participant’s Separation from Service, and shall thereafter be made on the annual anniversary dates of the initial payment date. Except as provided in Article IV, no Retirement Benefits shall be payable hereunder after the death of the Participant.

2.2 Notwithstanding anything in the Plan to the contrary, no Retirement Benefits shall be payable under this Article II following a Participant’s termination of service for Cause.

2.3 Unless otherwise addressed pursuant to an agreement between a Participant and the Company and/or the Bank in effect at the time of a Change in Control, Retirement Benefits payable under Article II of the Plan in connection with a Change in Control (as described in Article X) shall be reduced to the extent necessary to ensure compliance with Section 280G of the Code, as amended, or any successor thereto.

ARTICLE III
Disability Benefits

3.1 In the event that a Participant experiences a Separation from Service due to Disability, the Participant shall receive an annual benefit for ten years in an amount equal to the product of (i) the Benefit Percentage and (ii) $3,500 (subject to adjustment by the Board) as of the 1st day of the year in which the Participant experiences a Separation from Service due to Disability (the “Disability Benefits”). The Disability Benefits due under this Article III shall begin on the first day of the second month following the date of the Participant’s Separation from Service, and shall thereafter be made on the annual anniversary dates of the initial payment date. Except as provided in Article IV, no Disability Benefits shall be payable hereunder after the death of the Participant.

ARTICLE IV
Death Benefit

4.1 In the event that a Participant dies before collecting any of the benefits provided under Articles II or III, the Participant’s Surviving Spouse, or if none, the Participant’s estate, shall be entitled to receive a lump sum payment having a present value equal to five (5) times the annual amount that the Participant would have received under Article II if the Participant had both Separated from Service on the date of death and had a Vested Percentage equal to 100% (the “Death Benefit”). Payment of the Death Benefit shall be made on or before the first day of the second month following the date of the Participant’s death.

4.2 In the event that a Participant dies after commencing to receive the benefits provided under Article II or III, the Participant’s Surviving Spouse, or if none, the Participant’s estate, shall be entitled to receive a lump sum payment having a present value equal to the payments that the Participant would have received if the Participant had survived to collect all benefits that would have been paid under Article II or III, as applicable, from the date of the Participant’s death through the date on which the Participant would have received the 10th annual payment otherwise payable under Article II or III, as applicable. Payment of the death benefit described under this Section 4.2 shall be made on or before the first day of the second month following the date of the Participant’s death.

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ARTICLE V
Deferred Compensation

This Article of the Plan establishes a voluntary deferred compensation program for Participants, subject to the terms and conditions set forth below.

5.1 Subject to the remaining paragraphs of this Section 5.1 and in accordance with rules established by the Bank, a Participant may elect to defer director fees which are due to be earned and which would otherwise be paid to the Participant, in any fixed periodic dollar amounts or percentages designated by the Participant. Amounts so deferred will be considered a Participant’s “Compensation Deferrals.” Except as provided below, a Participant shall make such election(s) under this paragraph with respect to a coming Plan Year during the period beginning on the November 1 and ending on the December 31 of the prior calendar year, or during such other period as might be established by the Bank, which period ends no later than the December 31 preceding the Plan Year in which the services giving rise to the Compensation to be deferred are to be performed.

Notwithstanding the preceding, in the case of the first Plan Year in which an eligible individual initially becomes eligible to participate (as described in Treas. Reg. section 1.409A-2(a)(7)), the individual may make an irrevocable election, no later than thirty (30) days after the date he initially becomes eligible to participate, to defer director fees relating to services to be performed after the election.

After the deadline for making a deferral election for a Plan Year (as set forth above) has passed, the Participant may not change or revoke his or her Compensation Deferral election until the following Plan Year, except to the extent permitted by the Bank and under Code section 409A upon a disability, unforeseeable emergency (as described in Section 5.3), or a hardship distribution pursuant to section 1.401(k)-1(d)(3) of the Treasury Regulations. For purposes of this paragraph only, “disability” means any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

Deferral elections, once made, shall continue in effect for subsequent calendar years unless a Participant files a new Agreement prior to December 31 of the year prior to the calendar year in which the change will take place. A subsequent deferral election will only become effective as of the following January 1st.

5.2 Deferred amounts shall be credited by the Bank and the Company as of the end of each calendar quarter, in accordance with the Participant’s deferral election under the Agreement. The deferred amounts shall be credited to a bookkeeping account (“Deferral Account”) established in the name of each Participant, in accordance with the terms of the Participant’s deferral election. Each Participant’s Deferral Account will separately account for credits, debits and earnings and losses, as described in this Article V. Participants shall be 100% vested in their Deferral Accounts at all times.

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5.3 Pursuant to Section 5.5, each Participant shall have the right to direct the Bank as to how amounts in his or her Deferral Account shall be deemed to be invested. The Bank shall invest the account maintained on behalf of a Participant pursuant to the directions the Bank has received from that Participant. As of each Valuation Date, the Participant’s Deferral Account will be credited or debited to reflect the Participant’s deemed investment.

5.4 A distribution to a Participant or his or her Beneficiary or Beneficiaries shall be charged to the Participant’s Deferral Account as of the date of the distribution. Amounts shall be charged on a pro rata basis against the investment options in which the Participant’s Deferral Account is deemed to be invested.

5.5 Subject to such limitations as may from time to time be required by law, imposed by the Bank or the Trustee (if any) or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Bank or the Trustee (if any), prior to, and effective for, each Designation Date, each Participant may communicate to the Bank a direction as to how his or her Deferral Account should be deemed to be invested among the Plan’s deemed investment options. The direction shall designate the percentage of the Participant’s Deferral Account to be deemed to be invested in each investment option, and shall become effective subject to the following rules and procedures.

(a)          Any initial or subsequent deemed investment direction shall be in writing, on a form supplied by and filed with the Bank (or in any other manner prescribed by the Bank), and shall be effective as soon as practicable after the filing.

(b)          All amounts credited to the Participant’s Deferral Account shall be deemed to be invested in accordance with the then effective deemed investment direction, and as of the effective date of any new deemed investment direction, all or a portion of the Participant’s Deferral Account at that date shall be reallocated among the designated deemed investment options according to the new deemed investment directions, until a subsequent deemed investment direction is filed and becomes effective.

(c)          If the Bank receives a deemed investment direction which it finds is incomplete, unclear or improper, the Participant’s deemed investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the next Designation Date, unless the Bank provides for, and permits the application of, corrective action before that time.

(d)          If the Bank possesses at any time directions as to the deemed investment of less than all of a Participant’s Deferral Account, the Participant shall be considered to have directed that the undesignated portion of the Deferral Account be deemed to be invested in any investment option selected by the Bank, and the Bank shall not be liable for the investment option(s) it selects.

(e)          Each Participant, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Bank and its agents and representatives from any losses or damages of any kind relating to the deemed investment of the Participant’s Deferral Account.

(f)          Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

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(g)          In addition to the investment options selected by the Bank as being available under the Plan, each Participant may elect that all or a portion of his or her Deferral Account be credited or debited, as applicable, as of the end of each calendar quarter (or as soon as administratively practicable) by an amount equal to the consolidated Return on Equity (“ROE”) of the Company, which rate shall be adjusted as of each Valuation Date.

5.6 A Participant’s Deferral Account shall be paid in the form of (1) a lump sum distribution or (2) equal installments over a period from one to 10 years, as elected by the Participant at the time he initially submits an Agreement or in accordance with Section 5.8. Payment shall commence by the December 31 of the Plan Year during which the Participant Separates from Service (or, if later, by the 15th day of the third calendar month following the Separation from Service), or on the date designated by the Participant in the Agreement at the time he initially submits an Agreement or in accordance with Section 5.8. Notwithstanding the foregoing, a Participant’s Deferral Account will be paid to the Participant (or his Beneficiary or estate) in a lump sum following the effective date of a Change in Control, as described in Article X.

5.7 Upon the death of a Participant prior to receipt of all benefits payable under this Article, then such payment(s) shall be made in accordance with the Participant’s distribution election to the Beneficiary designated by the Participant in his or her Agreement (and in the absence of a validly designated Beneficiary, to the Participant’s estate).

5.8 Agreements made hereunder shall be prospective only and shall be irrevocable with respect to amounts deferred pursuant to the Agreement. Participants may not change a previously submitted distribution election, unless such change is made in accordance with Section 409A of the Code (i.e., the Participant may irrevocably elect to change his or her above-described election (or deemed election) by submitting the proper election form to the Bank at least 12 months prior to the date on which the distribution is to be made (or commence) and delaying the distribution (or commencement of distributions) at least five full calendar years from the previously scheduled distribution date). Any election to change the distribution under this paragraph shall not take effect until at least twelve (12) months after the date on which the election is made. Any such change in election may not result in an acceleration of any payment. Notwithstanding the foregoing, a Participant may at any time and from time to time (i) change the Beneficiary designated in paragraph 3 of the Agreement, and/or (ii) change the deferral amounts for a subsequent calendar year in accordance with Section 5.1 of the Plan.

ARTICLE VI
Source and Form of Benefits

6.1 The Plan shall constitute an unfunded, unsecured promise to provide benefits in the future, to the extent such benefits become payable. Benefits shall be paid from the general assets of the Bank or Company, and no person shall, by virtue of this Plan, have any interest in such assets (other than as an unsecured creditor). In the event that a trust is established as described herein at Article IX, the trustee of such trust shall inform the Board annually prior to the commencement of each fiscal year as to the manner in which such trust assets shall be invested.

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ARTICLE VII
Assignment

7.1 Except as otherwise provided by this Plan, it is agreed that neither the Participant, nor any other person or persons, shall have any right to commute, sell, assign, transfer, encumber, pledge or otherwise convey the right to receive any benefits under this Plan.

ARTICLE VIII
No Retention of Services

8.1 The benefits payable under this Plan shall be independent of, and in addition to, any other compensation payable to a Participant, whether fees, bonus, retirement income under employee benefit plans sponsored or maintained by the Bank or the Company, or otherwise. This Plan shall not be deemed to constitute a contract of employment between the Bank or the Company and any Participant.

ARTICLE IX
Rights of Participants

9.1 The rights of the Participants under this Plan shall be solely those of unsecured creditors. In the event that the Bank or the Company establish an irrevocable trust in connection with the Plan (“Trust”), the trust assets shall remain at all times subject to claims by their general creditors in accordance with applicable law. Any such trust shall be intended to be treated as a “grantor trust” under the Code and the establishment of a trust or the utilization of any existing trust for Plan benefits, as applicable, shall not be intended to cause any Participant to realize current income on amounts contributed thereto, and any trust shall be so interpreted.

ARTICLE X
Automatic Cash-Out Upon a Change in Control

10.1 The provisions of this Article shall supersede any provisions of this Plan to the contrary. In the event of a Change in Control (as defined for purposes of vesting) while a Participant is serving as a Director, the Participant’s Vested Percentage shall become 100%. In the event of a Change in Control (as defined for purposes of distribution), the present value of the Participant’s vested benefits shall be due and payable to the Participant (or, in the event of his death, his Surviving Spouse (for benefits pursuant to Article II of the Plan) or designated Beneficiary (for benefits pursuant to Article V of the Plan), or, if none, to his estate) in one lump sum payment within 10 days following such Change in Control. In the event of a Change in Control (as defined for purposes of distribution) after a Participant terminates service, the present value of any benefits not yet paid to the Participant (or his Surviving Spouse, designated Beneficiary or his estate, as applicable, in the event of his death) shall be due and payable to the Participant (or his Surviving Spouse, designated Beneficiary or estate, as applicable in the event of his death) in one lump-sum payment within ten (10) days following the Change in Control.

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ARTICLE XI
Reorganization

11.1 The Bank agrees that it will not merge or consolidate into any other corporation or organization, or permit its business activities to be taken over by any other organization, unless and until the succeeding or continuing corporation or other organization shall expressly assume the rights and obligations of the parties as herein set forth. The Bank further agrees that it will not cease its business activities or terminate its existence, other than as heretofore set forth in this paragraph, without having made adequate provision for the fulfillment of obligations under the Plan.

ARTICLE XII
Amendment and Termination

12.1 Subject to Code section 409A, the Board may amend or terminate the Plan at any time; provided, however, that no amendment or termination shall, without the written consent of the affected Participants, alter or impair any rights of Participants under the Plan.

ARTICLE XIII

Governing Law

13.1 This Plan shall be construed and governed in all respects under and by the laws of the State of Maryland, except where those laws are preempted by the laws of the United States. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

ARTICLE XIV
Headings

14.1 Headings and subheadings in this Plan are inserted for convenience of reference only and constitute no part of this Plan.

ARTICLE XV
Gender

15.1 This Plan shall be construed, where required, so that the masculine gender includes the feminine.

ARTICLE XVI
Interpretation of the Plan

16.1 The Board shall have sole and absolute discretion to administer, construe, and interpret the Plan, and the decisions of the Board shall be conclusive and binding on all affected parties.

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ARTICLE XVII
Legal Fees

17.1 In the event any dispute shall arise between a Participant and the Bank or the Company as to the terms or interpretation of this Plan, whether instituted by formal legal proceedings or otherwise, including any action taken by a Participant to enforce the terms of this Plan or in defending against any action taken by the Bank or the Company, the Bank or the Company shall reimburse the Participant for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions: provided that the Participant shall return such amounts to the Bank or Company if he fails to obtain a final judgment by a court of competent jurisdiction (or a settlement of such dispute, proceedings, or actions) substantially in his favor. Such reimbursements to a Participant shall be paid within 10 days of the Participant furnishing written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Participant. Any such request for reimbursement by a Participant shall be made no more frequently than at 30 day intervals. Notwithstanding the preceding, to the extent such reimbursements to the Participant constitute deferred compensation subject to Code section 409A, the following rules apply: (a) The right to reimbursement shall be available for the lifetime of the Participant, (b) the amount of expenses eligible for reimbursement during one calendar year may not affect the expenses eligible for reimbursement in any other calendar year, and (c) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

ARTICLE XVIII
Effective Date; Section 409A Compliance

18.1 The effective date of the amendment and restatement of the Plan is January 1, 2015. Unless terminated earlier in accordance with Article XII, this Plan shall remain in effect during the term of service of the Participants and until all benefits payable hereunder have been made. Notwithstanding anything in this Plan to the contrary, the Plan and Agreements issued under the Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code, together with any guidance issued thereunder, including guidance issued after the effective date of the Plan. The Board reserves the right, in its discretion, to adopt such amendments to the Plan and other policies and procedures (including amendments, policies and procedures with retroactive effect), or to take any other actions the Board determines to be necessary or appropriate to comply with the requirements of Section 409A of the Code.

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